Exhibit 4.1

CONVERTIBLE SUBORDINATED NOTE PURCHASE AGREEMENT

This Convertible Subordinated Note Purchase Agreement, dated as of December 11, 2014, (this “Agreement”) is entered into by and among MobileSmith, Inc., a Delaware corporation (the “Company”), and the persons and entities listed on the schedule of investors attached hereto as Schedule I (each an “Investor” and, collectively, the “Investors”).

RECITALS

A.On the terms and subject to the conditions set forth herein, each Investor is willing to purchase from the Company, and the Company is willing to sell to such Investor, a subordinated convertible promissory note in the principal amount set forth opposite such Investor’s name on Schedule I hereto.

B. Capitalized terms not otherwise defined herein shall have the meaning set forth in the form of Note (as defined below) attached hereto as Exhibit A.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  The Notes.

(a)  Issuance of Notes. At the Initial Closing (as defined below), the Company agrees to issue and sell to each of the Investors, and, subject to all of the terms and conditions hereof, each of the Investors severally agrees to purchase, a convertible subordinated promissory note in the form of Exhibit A hereto (each, a “Note” and, collectively, the “Notes”) in the principal amount set forth opposite the respective Investor’s name on Schedule I hereto. The obligations of the Investors to purchase Notes are several and not joint.

(b)  Initial Closing; Delivery. The sale and purchase of the Notes shall take place at one or more closings with the initial closing (the “Initial Closing”) to be held on the date hereof at such place as the Company and the Investors may determine. At the Initial Closing, the Company will deliver to each of the Investors the respective Note to be purchased by such Investor, against receipt by the Company of the corresponding purchase price set forth on Schedule I hereto (the “Purchase Price”). Each of the Notes will be registered in such Investor’s name in the Company’s records.   The Investor will wire the Purchase Price to the Company in accordance with the following instructions:

(c)  Subsequent Closing; Delivery.  Subject to compliance with federal and applicable state securities laws, at any time after the date of this Agreement Company may elect to sell and issue to the Investors, and, upon such election, the Investors shall purchase from the Company in one or more subsequent closings (each, a “Subsequent Closing”), additional Notes (the “Additional Notes”); provided that the aggregate principal amount of all Additional Notes issued in all Subsequent Closings pursuant to this Agreement does not exceed Forty Million Dollars ($40,000,000).  Should any such sales be made, the Company shall prepare a revised Schedule I to this Agreement reflecting such sales. At each Subsequent Closing, the Company will deliver to each of the Investors participating in such Subsequent Closing the respective Note to be purchased by such Investor, against receipt by the Company of the corresponding Purchase Price set forth on Schedule I hereto. Each of the Notes will be registered in such Investor’s name in the Company’s records. The Initial Closing and each Subsequent Closing, if any, shall each be considered a “Closing” for the purposes of this Agreement and the date of each such Closing shall be a “Closing Date.”

(d)  Use of Proceeds. The proceeds of the sale and issuance of the Notes shall be used for ongoing working capital and capital spending requirements.

2.  Representations and Warranties of the Company. Except as otherwise described disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as amended by the subsequently filed Amended Annual Report on Form 10-K/A for the year ended December 31, 2013  (and any amendments thereto filed at least two (2) Business Days prior to the Closing Date), the Company’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2014, June  30, 2014 and March 31, 2014 (and any amendments thereto filed at least two (2) Business Days prior to the Closing Date), the Company’s Proxy Statement for its 2014 Annual Meeting of Shareholders, and any of the Company’s Current Reports on Form 8-K filed since November 11, 2014 and all other reports filed by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the filing of the most recent Quarterly Report on Form 10-Q and prior to the date hereof  (and any amendments thereto filed at least two (2) Business Days prior to the Closing Date) (all collectively, the “SEC Reports”), the Company hereby represents and warrants to, and covenants with, the Investor as of the date hereof and the applicable Closing Date, as follows:

(a)  Organization.  The Company is duly incorporated and validly existing in good standing under the laws of the State of Delaware. The Company has full power and authority to own, operate and occupy its properties and to conduct its business as presently conducted and is registered or qualified to do business and in good standing in each jurisdiction in which it owns property or transacts business and where the failure to be so qualified would have a material adverse effect upon the Company and its subsidiaries as a whole or the business, financial condition, properties, operations or assets of the Company and its subsidiaries as a whole or the Company’s ability to perform its obligations under the this Agreement, and the Notes (collectively, the “Transaction Agreements”) in all material respects (“Material Adverse Effect”), and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification.

(b)  Due Authorization. The Company has all requisite power and authority to execute, deliver and perform its obligations under the Transaction Agreements. The execution and delivery of the Transaction Agreements, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action and no further action on the part of the Company or its Board of Directors or stockholders is required. The Transaction Agreements have been validly executed and delivered by the Company and constitute legal, valid and binding agreements of the Company enforceable against the Company in accordance with their terms, except to the extent (i) rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, (ii) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and (iii) such enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)  No Conflict or Default. The execution and delivery of the Transaction Agreements, the sale and issuance of the Notes to be sold by the Company pursuant to this Agreement, the issuance of the shares of the Company’s Common Stock (the “Common Stock”) issuable upon conversion of the Notes (the “Conversion Shares”) in accordance with the terms of the Notes, the fulfillment of the terms of the Transaction Agreements and the consummation of the transactions contemplated thereby will not: (A) result in a conflict with or constitute a material violation of, or material default (with the passage of time or otherwise) under, (i) any bond, debenture, note, loan agreement or other evidence of indebtedness, or any material lease, or contract to which the Company is a party or by which the Company or their respective properties are bound, (ii) the Certificate of Incorporation, by-laws or other organizational documents of the Company, as amended, or (iii) any law, administrative regulation, or existing order of any court or governmental agency, or other authority binding upon the Company or the Company’s respective properties; or, (B) result in the creation or imposition of any lien, encumbrance, claim, or security interest upon any of the material assets of the Company or an acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any material bond, debenture, note or any other evidence of indebtedness or any material indenture, mortgage, deed of trust or any other agreement or instrument to which the Company is a party or by which it is bound or to which any of the property or assets of the Company is subject, except as contemplated by the Transaction Agreements. No consent, approval, authorization or other order of, or registration, qualification or filing with, any regulatory body, administrative agency, or other governmental body is required for the execution and delivery of the Transaction Agreements by the Company and the valid issuance or sale of the Notes and Conversion Shares by the Company pursuant to the Transaction Agreements, other than such as have been made or obtained, and except for any filings required to be made under federal or state securities laws

(d)  Capitalization. The outstanding capital stock of the Company is as set forth on Schedule 2(d) hereof. The Conversion Shares to be issued upon conversion of the Notes have been duly authorized, and when issued and paid for in accordance with the terms of the Transaction Agreements, will be duly and validly issued, fully paid and nonassessable, subject to no lien, claim or encumbrance (except for any such lien, claim or encumbrance created, directly or indirectly, by the Investor). The outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and nonassessable, have been issued in compliance with the registration requirements of federal and state securities laws, and were not issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. The Company owns one hundred percent of all of the outstanding capital stock of each of its subsidiaries, free and clear of all liens, claims and encumbrances except as disclosed in the SEC Reports. There are not (i) any outstanding preemptive rights, or (ii) any rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any unissued shares of capital stock or other equity interest in the Company not disclosed in the SEC Reports, or (iii) any contract, commitment, agreement, understanding or arrangement of any kind to which the Company is a party that would provide for the issuance or sale of any capital stock of the Company, any such convertible or exchangeable securities or any such rights, warrants or options not disclosed in the SEC Reports. There are no shareholders agreements, voting agreements or other similar agreements with respect to the Common Stock to which the Company is a party

(e)  Legal Proceedings. There is no material legal or governmental proceeding pending, or to the knowledge of the Company, threatened, to which the Company is a party or of which the business or property of the Company is subject that is required to be disclosed and that is not so disclosed in the SEC Reports or in the supplemental written disclosure on material legal proceedings provided to the Investors. Other than the information disclosed in the SEC Reports, the Company is not subject to any injunction, judgment, decree or order of any court, regulatory body, administrative agency or other government body.

(f)  No Violations. To the knowledge of the Company, it is not in violation of its Certificate of Incorporation, bylaws or other organizational documents, as amended. To the knowledge of the Company, it is not in violation of any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to the Company, which violation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect. The Company is not in default (and there exists no condition which, with the passage of time or otherwise, would constitute a default) in the performance of any bond, debenture, note or any other evidence of indebtedness or any indenture, mortgage, deed of trust or any other material agreement or instrument to which the Company is a party or by which the Company is bound, which such default would have a Material Adverse Effect upon the Company.

(g)  Governmental Permits, Etc. The Company has all necessary franchises, licenses, certificates and other authorizations from any foreign, federal, state or local government or governmental agency, department or body that are currently necessary for the operation of the business of the Company as currently conducted, except where the failure to currently possess such franchises, licenses, certificates and other authorizations is not reasonably likely to have a Material Adverse Effect.

 (h)  Intellectual Property.

(i)  Except for matters which are not reasonably likely to have a Material Adverse Effect, (i) each of the Company has ownership of, or a license or other legal right to use, all patents, copyrights, trade secrets, trademarks, customer lists, designs, manufacturing or other processes, computer software, systems, data compilation, research results or other proprietary rights used in the business of the Company (collectively, “Intellectual Property”) and (ii) all of the Intellectual Property owned by the Company consisting of patents, registered trademarks and registered copyrights have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of other jurisdictions and have been maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and/or such other jurisdictions.

(ii)  Except for matters which are not reasonably likely to have a Material Adverse Effect, all material licenses or other material agreements under which (i) the Company employs rights in Intellectual Property, or (ii) the Company has granted rights to others in Intellectual Property owned or licensed by the Company are in full force and effect, and there is no default by the Company with respect thereto.

(iii)  The Company believes that it has taken all steps reasonably required in accordance with sound business practice and business judgment to establish and preserve the ownership of the Company’s material Intellectual Property.

(iv)  Except for matters which are not reasonably likely to have a Material Adverse Effect, to the knowledge of the Company, (i) the present business, activities and products of the Company do not infringe any intellectual property of any other person; (ii) neither the Company is making unauthorized use of any confidential information or trade secrets of any person; and (iii) the activities of any of the employees of the Company, acting on behalf of the Company, do not materially violate any agreements or arrangements related to confidential information or trade secrets of third parties.

(v)  Except for matters which are not reasonably likely to have a Material Adverse Effect, and except as disclosed in the SEC Reports, no proceedings are pending, or to the knowledge of the Company, threatened, which challenge the rights of the Company to the use the Company’s Intellectual Property.

(i)  Financial Statements. The financial statements of the Company and the related notes contained in the SEC Reports present fairly and accurately in all material respects the financial position of the Company as of the dates therein indicated, and the results of its operations, cash flows and the changes in shareholders’ equity for the periods therein specified, subject, in the case of unaudited financial statements for interim periods, to normal year-end audit adjustments. Such financial statements (including the related notes) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis at the times and throughout the periods therein specified, except that unaudited financial statements may not contain all footnotes required by generally accepted accounting principles.

(j)  No Material Adverse Change. Since the date of the last audited financial statements included with the SEC Reports and except as disclosed in a subsequent SEC Reports, there has not been (i) an event, circumstance or change that has had or is reasonably likely to have a Material Adverse Effect upon the Company, (ii) any obligation incurred by the Company that is material to the Company, (iii) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company, or (iv) any loss or damage (whether or not insured) to the physical property of the Company which has had a Material Adverse Effect.

(k)  Trading. The principal United States market in which the Common Stock is quoted for trading is the OTCQb maintained by OTC Markets Group Inc.

(l)  Contracts. Except for matters which are not reasonably likely to have a Material Adverse Effect and those contracts that are substantially or fully performed or expired by their terms, the contracts listed as exhibits to or described in the SEC Reports that are material to the Company and all amendments thereto, are in full force and effect on the date hereof, and neither the Company nor, to the Company’s knowledge, any other party to such contracts is in breach of or default under any of such contracts.

(m)  Taxes. Except for tax matters which are not reasonably likely to have a Material Adverse Effect, each of the Company and each of its subsidiaries has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon.

(n)  Investment Company. The Company is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for an investment company, within the meaning of the Investment Company Act of 1940, as amended, and will not be deemed an “investment company” as a result of the transactions contemplated by this Agreement.

(o)  Insurance. The Company maintains insurance of the types and in the amounts that the Company reasonably believes is adequate for its businesses, including, but not limited to, insurance covering real and personal property owned or leased by the Company against theft, damage, destruction, acts of vandalism and all other risks customarily insured against by similarly situated companies, all of which insurance is in full force and effect.

(p)  Offering Prohibitions. Neither the Company nor any person acting on its behalf or at its direction has in the past or will in the future take any action to sell, offer for sale or solicit offers to buy any securities of the Company which would bring the offer or sale of the Notes as contemplated by this Agreement or the issuance of the Conversion Shares as contemplated by the Notes within the provisions of Section 5 of the Securities Act.

(q)  Related Party Transactions. Other than described in the SEC Reports, to the knowledge of the Company, no transaction has occurred between or among the Company or any of its affiliates, officers or directors or any affiliate or affiliates of any such officer or director that with the passage of time are reasonably likely be required to be disclosed pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(r)  Books and Records. The books, records and accounts of the Company accurately and fairly reflect, in reasonable detail, the transactions in, and dispositions of, the assets of, and the operations of, the Company. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.  Representations and Warranties of Investors. Each Investor, for that Investor alone, represents and warrants to the Company upon the acquisition of the Note as follows:

(a)  Investor Knowledge and Status. The Investor represents and warrants to, and covenants with, the Company that: (i) the Investor is an “accredited investor” as defined in Regulation D under the Securities Act, is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in securities presenting an investment decision similar to that involved in the purchase of the Notes, has so evaluated the merits and risks of such investment and is able to bear the economic risk of an investment in the subject securities and able to afford (at the present time) a complete loss of such investment, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Notes; (ii) the Investor understands that the Notes and the Conversion Shares are “restricted securities” and have not been registered under the Securities Act and is acquiring the Notes and the Conversion Shares in the ordinary course of its business and for its own account for investment only, has no present intention of distributing any of such Notes or Conversion Shares and has no arrangement or understanding with any other persons regarding the distribution of such Notes or Conversion Shares;  (iii) the Investor will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) the Note acquired by the Investor or any of the Conversion Shares except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder; and (iv) the Investor has, in connection with its decision to purchase the Notes, relied upon the representations and warranties of the Company contained herein and the information contained in the SEC Reports.  The Investor is not required to be registered as a broker-dealer under Section 15 of the Exchange Act and such Investor is not a broker-dealer or an affiliate of a broker dealer. The Investor, indicating that it is an “accredited investor”, further makes the representations and warranties set forth on Exhibit 3(a).  The Investor understands that neither the issuance of the Notes to the Investor nor the issuance of the Conversion Shares upon conversion of the Notes has been registered under the Securities Act, or registered or qualified under any state securities law, in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the representations made by the Investor in this Agreement. To the best of the Investor’s knowledge, no person has been authorized by the Company to provide any representation that is inconsistent with or in addition to those contained herein or in the SEC Reports, and the Investor acknowledges that it has not received or relied on any such representations. The state in which Investor’s principal office is located, and from which the Investor is acquiring the Notes, is set forth on Schedule 1 hereto.

(b)  Transfer of Securities. The Investor agrees that it will not make any sale, transfer or other disposition of the Notes or the Conversion Shares (a “Disposition”) other than Dispositions that are exempt from registration under the Securities Act. Investor has not taken and will not take any action designed to or that might reasonably be expected to cause or result in manipulation of the price of the Common Stock to facilitate the subscription to, or the sale or resale of the Notes or the Conversion Shares.

(c)  Power and Authority. The Investor represents and warrants to the Company that (i) the Investor has full right, power, authority and capacity to enter into this Agreement and each other Transaction Agreement to which Investor is a party and to consummate the transactions contemplated hereby and thereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each other Transaction Agreement to which Investor is a party, and (ii) this Agreement and each other Transaction Agreement to which Investor is a party constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except to the extent (i) rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, (ii) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and (iii) such enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)  Prohibited Transactions. Since the earlier of (a) such time as such Investor was first contacted by the Company or any other Person acting on behalf of the Company regarding the transactions contemplated hereby or (b) the thirty (30) days prior to the date hereof, neither such Investor nor any affiliate of any Investor, which (x) had knowledge of the transactions contemplated hereby, (y) has or shares discretion relating to such Investor’s investments or trading or information concerning such Investor’s investments, including in respect of the Notes and Conversion Shares  or (z) is subject to such Investor’s review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”), has, directly or indirectly, effected or agreed to effect any “short sale” (as defined in Rule 200 under Regulation SHO), whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to the Common Stock, borrowed or pre-borrowed any shares of the Common Stock, or granted any other right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derived any significant part of its value from the Common Stock or otherwise sought to hedge its position in the Notes or the Conversion Shares.

(e)  No Investment, Tax or Legal Advice. The Investor understands that nothing in the SEC Reports, the Transaction Agreements, or any other materials presented to the Investor in connection with the purchase and sale of the Notes constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Notes.

(f)  Confidential Information. The parties acknowledge and agree that as of the date hereof and as of the applicable Closing Date, the Company has not disclosed any material non-public information to the Investor.

(g)  Additional Acknowledgement. Investor has thoroughly reviewed and the SEC Reports prior to making this investment. Investor has been granted a reasonable time prior to the date hereof during which we have had the opportunity to obtain such additional information as Investor deems necessary to permit Investor to make an informed decision with respect to the purchase of the Notes. After examination of the SEC Reports and other information available, Investor is fully aware of the business prospects, financial condition, risks associated with investment and the operating history relating to the Company, and therefore in subscribing for the purchase of the Notes, Investor is not relying upon any information other than information contained in the SEC Reports. The Investor acknowledges that it has independently evaluated the merits of the transactions contemplated by this Agreement, that it has independently determined to enter into the transactions contemplated hereby, that it is not relying on any advice from or evaluation by any other Investor, and that it is not acting in concert with any other Investor in making its purchase of the Notes hereunder. The Investor and, to its knowledge, the Company acknowledge that the Investors have not taken any actions that would deem the Investors to be members of a “group” for purposes of Section 13(d) of the Exchange Act.

(h)  Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and the Investor herein shall survive the execution of this Agreement, the delivery to the Investor of the Notes being purchased and the payment therefor, and a party’s reliance on such representations and warranties shall not be affected by any investigation made by such party or any information developed thereby.

(i)  Legends and Restrictions on Transfer. Each of the Notes and the certificate or certificates for the Conversion Shares (and any securities issued in respect of or exchange for the Notes or the Conversion Shares) shall be subject to a legend or legends restricting transfer under the Securities Act of 1933, as amended (the “Securities Act”) and referring to restrictions on transfer herein, such legend to be substantially as follows:

THE NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF  (THE “SECURITIES”) HAVE BEEN ISSUED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND APPROPRIATE EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES LAWS OF OTHER APPLICABLE JURISDICTIONS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED OTHER THAN PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM UNDER THE 1933 ACT AND THE APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE ISSUER SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT WITH RESPECT TO COMPLIANCE OF THE PROPOSED SALE OR TRANSFER WITH THE REGISTRATION REQUIREMENTS OF THE 1933 ACT OR EXEMPTION THEREFROM.

4.  Conditions to Closing of the Investors. Each Investor’s obligations at the applicable Closing are subject to the fulfillment, on or prior to the applicable Closing Date, of all of the following conditions, any of which may be waived in whole or in part by all of the Investors:

(a)  Representations and Warranties. The representations and warranties made by the Company in Section 2 hereof shall have been true and correct when made, and shall be true and correct on the applicable Closing Date.

(b)  Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Investors.

(c)  Transaction Agreements. The Company shall have duly executed and delivered to the Investors the following documents:

(i)  This Agreement; and

(ii)  Each Note issued hereunder.

(d)  Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Transaction Agreements (except for such as may be properly obtained subsequent to each Closing) including, without limitation, the Consent of the Bank and of the representative of the Second Priority Lenders (each as defined in Section 8 below).

(e)  Absence of Material Changes. No event has occurred or condition exists which could reasonably be expected to have a Material Adverse Effect on the ability of the Company to perform its obligations hereunder or under the Transaction Agreements.

(f)  Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the applicable Closing shall have been performed or complied with in all material respects.

5.  Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Notes at each Closing is subject to the fulfillment, on or prior to the applicable Closing Date, of the following conditions, any of which may be waived in whole or in part by the Company:

(a)  Representations and Warranties. The representations and warranties made by the Investors in Section 3 hereof shall be true and correct when made, and shall be true and correct on such Closing Date.

(b)  Purchase Price. Each Investor shall have delivered to the Company the Purchase Price in respect of the Note being purchased by such Investor.

6.  Covenants in Favor of Investors. The Company covenants and agrees with the Investors that, so long as the Notes shall be outstanding, unless waived by the Requisite Percentage, perform the obligations set forth in this Section 6:

(a)  Taxes and Levies. The Company will promptly pay and discharge all taxes, assessments, and governmental charges or levies imposed upon the Company or upon its income and profits, or upon any of its property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company shall set aside on its books adequate reserves in accordance with generally accepted accounting principles (“GAAP”) with respect to any such tax, assessment, charge, levy or claim so contested.

(b)  Maintenance of Existence. The Company will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a Material Adverse Effect.

(c)  Maintenance of Property. The Company will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business.

(d)  Insurance. The Company will, to the extent necessary for the operation of its business, keep adequately insured by financially sound reputable insurers, all property of a character usually insured by similarly situated corporations and carry such other insurance as is usually carried by similar corporations.

(e)  Books and Records. The Company will maintain a system of accounting sufficient to enable the Company to prepare financial statements in accordance with GAAP and will furnish to the Investors such books, records and accounts reflecting all of the business affairs and transactions of the Company as the Investors may reasonably request.

(f)  Notice of Certain Events. The Company will give prompt written notice (with a description in reasonable detail) to the Investors upon becoming aware of the occurrence of any Event of Default (as hereinafter defined) or any event which, with the giving of notice or the lapse of time, would constitute an Event of Default.

(g)  Matters Requiring Approval of Certain Noteholders.  So long as any of the Notes remain outstanding, the Company will not, without the approval of the holders of at least two-thirds (2/3) of the aggregate outstanding principal amount of the Notes (the “Requisite Percentage”):

(i)  make any loan or advance to any person, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Company’s Board of Directors;

(ii)  guarantee any indebtedness in excess of $100,000  except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(iii)  make any investment other than investments in prime commercial paper, money market funds, certificates of deposit in any United States bank having a net worth in excess of $100,000,000 or obligations issued or guaranteed by the United States of America, in each case having a maturity not in excess of two years;

(iv)  incur any indebtedness in excess of $100,000 individually or in the aggregate, other than trade credit incurred in the ordinary course of business;

(v)  change the principal business of the Company, enter new lines of business, or exit the current line of business;

(vi)  sell, transfer, exclusively license, pledge or encumber any material Intellectual Property of the Company, except in the ordinary course of business, and except in the course of refinancing existing indebtedness;

(vii)  purchase or redeem or pay any dividend on any capital stock, other than stock repurchased from former employees or consultants in connection with the cessation of their employment or consulting services, at the lower of fair market value or cost; or

7. Inspection Rights.  The Company shall permit representatives of the holders of a Requisite Percentage to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, up to once during each 6-month period during the term of this Agreement, during normal business hours of the Company as may be reasonably requested by representatives of the holders of a Requisite Percentage; provided, however, that the Company shall not be obligated pursuant to this Section 7 to provide access to any information that it reasonably considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

            8. Subordination.

(a) Each Investor acknowledges and agrees that (i) the Notes are unsecured, (ii) the Company has granted a first priority security interest in its assets to Comerica Bank (“Bank”), as further described below in this Section 8, and (iii) the Company and certain third parties (the “Second Priority Lenders”) are party to (A) that certain Convertible Secured Subordinated Note Purchase Agreement, dated November 14, 2007 (as amended, the “2007 Note Purchase Agreement”), (B) that certain Security Agreement dated as of November 14, 2007 (as amended, the “Security Agreement”), and (C) that certain Registration Rights Agreement dated as of November 14, 2007 (as amended, the “Registration Rights Agreement”), and certain notes issued under the 2007 Note Purchase Agreement.

(b)  Each Investor subordinates to Bank and to the Second Priority Lenders any security interest or lien that such Investor may have in any property of the Company.   The security interest of Bank in the Collateral, as defined in that certain Loan and Security Agreement between the Company and Bank, dated as of June 9, 2014 (as amended from time to time, the “Comerica Loan Agreement”), and the security interest of the Second Priority Lenders in the Collateral, shall at all times be prior to any security interest of the Investors.

(c) All of the Company’s indebtedness and obligations to Investors whether presently existing or arising in the future (“Subordinated Debt”) is subordinated in right of payment to all obligations of the Company to Bank and to the Second Priority Lenders now existing or hereafter arising, together with all costs of collecting such obligations (including attorneys’ fees), including, without limitation, all interest accruing after the commencement by or against the Company of any bankruptcy, reorganization or similar proceeding, and all obligations under the Loan Agreement and the 2007 Note Purchase Agreement (the “Senior Debt” and the “Junior Debt”, respectively).

(d) No Investor will demand or receive from the Company (and the Company will not pay to any Investor) all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise, nor will any Investor exercise any remedy with respect to the Collateral, nor will any Investor commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against the Company, nor shall the scheduled maturity date as to any portion of the Subordinated Debt be prior to the scheduled maturity date of the Senior Debt or the Junior Debt (and Investors shall immediately amend the Subordinated Debt loan documentation to extend its maturity date to effect compliance herewith) for so long as any portion of the Senior Debt or the Junior Debt remains outstanding, provided, however, that the Investors may receive regularly scheduled payments of interest that constitute Subordinated Debt, so long as an event of default under the Loan Agreement has not occurred, is not continuing and would not exist immediately after the payments to Investor were made; and provided further that nothing in this Agreement shall prohibit an Investor from converting all or any part of the Subordinated Debt into equity securities of the Company.

(e) Each Investor shall promptly deliver to Bank (or, if the Senior Debt is no longer outstanding, the Second Priority Lenders) in the form received (except for endorsement or assignment by such Investor where required by Bank) for application to the Senior Debt (or Junior Debt, if applicable) any payment, distribution, security or proceeds received by such Investor with respect to the Subordinated Debt other than in accordance with this Section 8. For the avoidance of doubt, Bank and the Second Priority Lenders are intended third party beneficiaries of the provisions of this Section 8(e) and may enforce the performance of such provisions by appropriate action or proceeding.

(f) In the event of the Company’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law or laws relating to the relief of debtors, these provisions shall remain in full force and effect, and Bank’s and the Second Priority Lenders’ claims against the Company and the estate of the Company shall be paid in full before any payment is made to any Investor.

(g) Investor shall immediately affix a legend to the instruments evidencing the Subordinated Debt stating that the instruments are subject to the terms of this Section 8.  No amendment of the documents evidencing or relating to the Subordinated Debt shall directly or indirectly modify the provisions of this Section 8 in any manner which might terminate or impair the subordination of the Subordinated Debt or the subordination of the security interest or lien that Investors may have in any property of the Company.  By way of example, such instruments shall not be amended to (i) increase the rate of interest with respect to the Subordinated Debt, or (ii) accelerate the payment of the principal or interest or any other portion of the Subordinated Debt.

(h)  This Section 8 shall remain effective for so long as the Company owes any amounts to Bank under the Loan Agreement or otherwise, and/or to the Second Priority Lenders under the 2007 Note Purchase Agreement or otherwise.  If, at any time after payment in full of the Senior Debt or Junior Debt any payments of the Senior Debt or Junior Debt must be disgorged by Bank or the Second Priority Lenders for any reason (including, without limitation, the bankruptcy of the Company), this Section 8 and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and each Investor shall immediately pay over to Bank or the Second Priority Lenders all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder.  At any time and from time to time, without notice to Investors, Bank may take such actions with respect to the Senior Debt, and the Second Priority Lenders may take such actions with respect to the Junior Debt, as Bank or the Second Priority Lenders, in their respective sole discretion, may deem appropriate, including, without limitation, terminating advances to the Company, increasing the principal amount, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt or Junior Debt, and any collateral securing the Senior Debt or Junior Debt, and enforcing or failing to enforce any rights against the Company or any other person.  No such action or inaction shall impair or otherwise affect Bank’s or the Second Priority Lenders’ respective rights hereunder.

(i) This Section 8 shall bind any successors or assignees of each Investor and shall benefit any successors or assigns of Bank.  This Section 8 is solely for the benefit of Investors, the Bank and the Second Priority Lenders, and not for the benefit of the Company or any other party. For the avoidance of doubt, Bank is an intended third party beneficiary of the provisions of this Section 8 and may enforce the performance of such provisions by appropriate action or proceeding. Each Investor further agrees that if the Company is in the process of refinancing a portion of the Senior Debt with a new lender, and if Bank makes a request of the Investors, Investors shall agree to enter into a new subordination agreement with the new lender on substantially the terms and conditions of this Section 8.

9.  Miscellaneous.

(a)  Waivers and Amendments. Any provision of this Agreement may be amended, waived or modified only upon the written consent of the Company and of the holders of a Requisite Percentage.

(b)  Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state.

(c)  Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

(d)  Successors and Assigns. The rights and obligations of the Company and the Investors shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(e)  Registration, Transfer and Replacement of the Notes. The Company will keep, at its principal executive office, books for the registration and registration of transfer of the Notes. Prior to presentation of any Note for registration of transfer, the Company shall treat the Person in whose name such Note is registered as the owner and holder of such Note for all purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to any restrictions on or conditions to transfer set forth in any Note, the holder of any Note, at its option, may in person or by duly authorized attorney surrender the same for exchange at the Company’s chief executive office, and promptly thereafter and at the Company’s expense, except as provided below, receive in exchange therefor one or more new Note(s), each in the principal requested by such holder, dated the date to which interest shall have been paid on the Note so surrendered or, if no interest shall have yet been so paid, dated the date of the Note so surrendered and registered in the name of such Person or Persons as shall have been designated in writing by such holder or its attorney for the same principal amount as the then unpaid principal amount of the Note so surrendered. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; or (b) in the case of mutilation, upon surrender thereof, the Company, at its expense, will execute and deliver in lieu thereof a new Note executed in the same manner as the Note being replaced, in the same principal amount as the unpaid principal amount of such Note and dated the date to which interest shall have been paid on such Note or, if no interest shall have yet been so paid, dated the date of such Note.

(f)  Entire Agreement. This Agreement together with the other Transaction Agreements constitute and contain the entire agreement among the Company and Investors and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

 (g)  Notices. Except as set forth in Section 1(c), all notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and delivered to each party as follows.  All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) on the Business Day when delivered by facsimile or e-mail (with confirmation of receipt and a copy by first class mail), or, if delivered after close of the Business Day, on the following Business Day, (iv) one Business Day after being deposited with an overnight courier service of recognized standing or (v) two days after being deposited in the U.S. mail, first class with postage prepaid.

(h) if to an Investor, at such Investor’s address set forth in the Schedule of Investors attached as Schedule I, or at such other address as such Investor shall have furnished the Company in writing, or

(ii) if to the Company:	5400 Trinity Rd., Ste 208,
Raleigh, NC 27607
Attention: Gleb Mikhailov
Fax: (919) 457-1387
e-mail: gleb.mikhailov@mobilesmith.com

with a copy to:	Pearl Cohen Zedek Latzer Baratz LLP
1500 Broadway
New York, NY 10023
Attention: Francine Alfandary, Esq.
Fax: (646) 878-0801
e-mail: falfandary@pearlcohen.com

or at such other address or facsimile number as the Company shall have furnished to the Investors in writing.

(i)  Expenses. Each of the parties hereto shall bear its own expenses in connection with the preparation, execution and delivery of this Agreement and the other Transaction Agreements.

(j)  Separability of Agreements; Severability of this Agreement. The Company’s agreement with each of the Investors is a separate agreement and the sale of the Notes to each of the Investors is a separate sale. Unless otherwise expressly provided herein, the rights of each Investor hereunder are several rights, not rights jointly held with any of the other Investors. Any invalidity, illegality or limitation on the enforceability of the Agreement or any part thereof, by any Investor whether arising by reason of the law of the respective Investor’s domicile or otherwise, shall in no way affect or impair the validity, legality or enforceability of this Agreement with respect to other Investors. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

k)  Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

(Signature Page Follows)

The parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY:

MOBILESMITH, INC.
a Delaware corporation

By: /s/ Gleb Mikhailov
Name: Gleb Mikhailov
Title: Chief Financial Officer

INVESTORS:

Union Bancaire Privée, UBP SA

/s/ Matthieu Carle

[Signature page for Convertible Subordinated Note Purchase Agreement]

Schedule 2(d)

Capitalization (as of December 11, 2014)

Common Stock

Authorized Common Stock:	45,000,000

Issued and Outstanding Common Stock:	19,827,542

Number of Shares of Common Stock Reserved for issuance upon exercise or conversion of all Outstanding warrants, options and Other convertible securities:	21,797,803

Preferred Stock

Authorized Preferred Stock:	5,000,000

None Issued and outstanding

Schedule I
Schedule of Investors

INVESTOR’S NAME AND ADDRESS	INITIAL CLOSING NOTE PRINCIPLE AMOUNT

Union Bancaire Privée, UBP SA Rue du rhône 96-98 |CP|CH-1211 Geneva 1 Switzerland	$500,000

Exhibit A
THE NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF  (THE “SECURITIES”) HAVE BEEN ISSUED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND APPROPRIATE EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES LAWS OF OTHER APPLICABLE JURISDICTIONS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED OTHER THAN PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM UNDER THE 1933 ACT AND THE APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE ISSUER SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT WITH RESPECT TO COMPLIANCE OF THE PROPOSED SALE OR TRANSFER WITH THE REGISTRATION REQUIREMENTS OF THE 1933 ACT OR EXEMPTION THEREFROM.

CONVERTIBLE  SUBORDINATED PROMISSORY NOTE

 $_______________                                                                                     ___________________, __ 20___

FOR VALUE RECEIVED, MobileSmith, Inc., a Delaware corporation (the “Company”) promises to pay to _____________________ (“Investor”), or its registered assigns, in lawful money of the United States of America the principal sum of ____________________ ($_____), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Note on the unpaid principal balance at a rate equal to 8.00% per annum, computed on the basis of the actual number of days elapsed and a year of 360 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) November 14, 2016, (ii) a Change of Control or (iii) when, upon or after the occurrence of an Event of Default (as defined below), such amounts are declared due and payable by Investor or made automatically due and payable in accordance with the terms hereof (such date upon which all amounts payable hereunder are due is referred to herein as the “Maturity Date”).

This Note is one of a series of “Notes” issued pursuant to the Convertible Subordinated Note Purchase Agreement, dated November ____, 2014 (as amended, modified or supplemented, the “Note Purchase Agreement”), between the Company and the Investors (as defined in the Note Purchase Agreement). Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Note Purchase Agreement. This Note and the Investor are subject to certain restrictions, and are entitled to certain rights and privileges, set forth in the Note Purchase Agreement.  This Note is expressly subject to Section 8, Subordination, of the Note Purchase Agreement.

The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which Investor, by the acceptance of this Note, agrees:

1. Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a) “Business Day” means any day other than a Saturday or Sunday or other day on which the New York Stock Exchange is permitted or required by law to close.

(b) the “Company” includes the corporation initially executing this Note and any Person which shall succeed to or assume the obligations of the Company under this Note.

(c)  “Conversion Price” means One Dollar and Forty Three Cents ($1.43).

(d) “Change of Control” means (i) any consolidation or merger or other transaction or series of transactions to which the Company is a party following which the “persons” that “beneficially owned” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, the voting securities of the Company immediately prior to such transaction  “beneficially own”, directly or indirectly, less than fifty percent (50%) of the voting securities of the surviving entity (other than a financing transaction) or (ii) the sale of all or substantially all of the assets of the Company.

(e) “Event of Default” has the meaning given in Section 4 hereof.

(f) “Note Purchase Agreement” has the meaning given in the introductory paragraph hereof.

(g) “Obligations” means and includes all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to Investor of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Note, the Note Purchase Agreement and the Security Agreement, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

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(h) “Person” means and includes an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

(i) “Requisite Percentage” means at least two-thirds of the aggregate outstanding principal amount of the Notes issued pursuant to the Note Purchase Agreement

(j) “Transaction Documents” means this Note, each of the other Notes issued under the Note Purchase Agreement, and the Note Purchase Agreement.

2. Interest. Accrued interest on this Note shall be payable in cash in quarterly installments commencing on the third month anniversary of the date of issuance of this Note with the final installment payable on the Maturity Date.

3. Prepayment. This Note may not be prepaid without the consent of the holders of a Requisite Percentage.

4. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note and the other Transaction Documents:

(a) Failure to Pay. The Company shall fail to pay (i) when due any principal, or interest payment or other sum on the due date hereunder or (ii) any other payment required under the terms of this Note or any other Transaction Document on the date due and such failure continues for a period of five (5) business days after the due date;

(b) Non-Performance of Affirmative Covenants. The Company shall default in the due observance or performance of any material covenant set forth in the Note, the Note Purchase Agreement or the Security Agreement, which default shall continue uncured for fifteen (15) days after receipt of written notice to the Company thereof;

(c) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing;

(d) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement;

(e) Judgments. One or more judgments, decrees or orders (excluding settlement orders) for the payment of money shall be entered against the Company or any of its subsidiaries involving in the aggregate a liability of $1,000,000 or more, and any such judgment, decree or order shall continue without discharge or stay for a period of sixty (60) days; or

(f) Cross-Defaults. The Company or any of its subsidiaries shall default in the performance or observance of any agreement or instrument relating to any indebtedness, or any other event shall occur or condition exist, and the effect of such default, event or condition is to cause or permit the holder or holders of any such indebtedness to cause indebtedness, in excess of $500,000 individually or in the aggregate, to become due prior to its stated maturity.

5. Rights of Investor upon Default. Upon the occurrence or existence of any Event of Default (other than an Event of Default described in Sections 4(c) or 4(d)) and at any time thereafter during the continuance of such Event of Default, a default interest rate of fifteen percent (15%) will accrue on any overdue Obligations.   The holders of a Requisite Percentage may, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Event of Default described in Sections 4(c) and 4(d), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default and subject to the consent of the Agent, Investor may exercise any other right power or remedy granted to it by the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

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6. Conversion.

(a) Optional Conversion. At any time on or prior to the Maturity Date each Investor will have the option to convert all or a portion of the entire principal amount of the Notes outstanding into Common Stock immediately upon the Investor’s request; provided, however, that if, at the time of any particular conversion, the Company does not have the number of authorized shares of Common Stock sufficient to allow for such conversion, the Investors may only convert that portion of their Notes outstanding for which the Company has a sufficient number of authorized shares of Common Stock. To the extent multiple Investors, under the Note Purchase Agreement, the 2007 Note Purchase Agreement (as defined in the Note Purchase Agreement), or both, request conversion of their Notes on the same date, any limitations on conversion shall be applied on a pro rata basis. In such case, the Investors may request, in writing, that the Company call a special meeting of the stockholders of the Company specifically for the purpose of increasing the number of authorized shares of Common Stock to cover the remaining portion of the Notes outstanding, as well as the maximum issuances contemplated pursuant to the Company’s 2004 Equity Compensation Plan, within 90 calendar days after the Company’s receipt of the Investors’ written request. Notwithstanding the above, the Company shall use its best efforts to increase its number of authorized shares so as to allow for the full conversion of any outstanding Notes on the earlier of: (1) promptly after the date on which a request for conversion, for which there are not sufficient shares available to effect such conversion, is received by the Company, or (2) the time of the next shareholder meeting. The number of shares of Common Stock that this Note may be converted into shall be determined by dividing the principal amount then outstanding by the Conversion Price at the time of conversion. If the Investor elects to convert this Note on demand, it shall provide the Company with written notice of its election at least one (1) day prior to the date selected for conversion, by submission of the notice of conversion attached as Exhibit A hereto. Upon conversion, the Investor shall deliver to the Company the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement reasonably acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Note). However, upon such conversion of this Note, this Note shall be deemed converted and of no further force and effect, whether or not the Note is delivered for cancellation as set forth in the preceding sentence. If there shall occur a Change of Control, the Company shall give written notice to the Investor at least five (5) days prior to any closing thereof and the Investor’s election to convert this Note shall be conditional upon the consummation thereof.

(b) Mechanics of Optional Conversion. As soon as practicable following surrender by the Investor of the original of this Note, the Company shall issue and deliver to Investor a certificate or certificates for the shares of Common Stock into which the Note has been converted (bearing such legends as may be required or advisable in the opinion of counsel to the Company). Such conversion shall be deemed to have been made immediately prior to the close of business on the date selected for the conversion and the Investor shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

(c) Fractional Shares; Interest; Effect of Conversion. No fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to Investor upon the conversion of this Note, the Company shall pay to Investor an amount equal to the product obtained by multiplying the Conversion Price by the fraction of a share not issued pursuant to the previous sentence. Upon conversion of this Note in full and the payment of any amounts specified in this Section 6(c), the Company shall be released from all its obligations and liabilities under this Note.

7. Successors and Assigns. Subject to the restrictions on transfer described in Sections 9 and 10 below, the rights and obligations of the Company and Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

8. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the holders of a Requisite Percentage.

9. Transfer of this Note or Securities Issuable on Conversion Hereof. With respect to any offer, sale or other disposition of this Note or securities into which such Note may be converted, Investor will give written notice to the Company prior thereto, describing briefly the manner thereof, together with (unless waived by the Company) a written opinion of Investor’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Company, as promptly as practicable, shall notify Investor that Investor may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 9 that the opinion of counsel for Investor, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify Investor promptly after such determination has been made. Each Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary. Notwithstanding anything in this Section 9 to the contrary, no opinion of counsel shall be required with respect to any transfer by an Investor to its officers, directors, partners, members or other affiliates.

10. Assignment by the Company. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the holders of a Requisite Percentage.

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11. Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth in the Note Purchase Agreement, or at such other address or facsimile number as the Company shall have furnished to Investor in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) two days after being deposited in the U.S. mail, first class with postage prepaid.

12. Pari Passu Notes. Investor acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Notes issued pursuant to the Note Purchase Agreement or pursuant to the terms of such Notes.

13. Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

14. Remedies Cumulative. The remedies of Investor as provided herein and in the Note Purchase Agreement and in any other documents governing or securing repayment hereof shall be cumulative and concurrent and may be pursued singly, successively, or together, at the sole discretion of Investor to the extent provided herein and in the Note Purchase Agreement and may be exercised as often as occasion therefore shall arise. No act or omission of the Investor, including specifically, but without limitation, any failure to exercise any right, remedy or recourse, shall be effective as a waiver of any right of the Investor hereunder, unless set forth in a written document executed by the Investor, and then only to the extent specifically recited therein. A waiver or release with reference to one event shall not be construed as continuing, as a bar to, or as a waiver or release of any subsequent right, remedy or recourse as to any subsequent event. All notices, waivers, releases and/or consents by an Investor shall be directed to the Company only through the Agent.

15. No Rights of a Stockholder. Nothing contained in this Note shall be construed as conferring upon the Investor or any other Person the right to vote or consent or to receive notice as an stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company prior to the time that this Note is converted pursuant to Section 6.

16. Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware, or of any other state.

(Signature Page Follows)

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The Company has caused this Note to be issued as of the date first written above.

           MOBILESMITH, INC.
           a Delaware corporation

           By:

           Name:            Gleb Mikhailov

           Title:            Chief Financial Officer

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EXHIBIT A

FORM OF

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $ ________________ of the principal amount of the above Note No. ___ into shares of Common Stock of MobileSmith, Inc., (the “Company”) according to the conditions hereof, as of the date written below.

Date of Conversion _________________________________________________________

Applicable Conversion Price __________________________________________________

Number of shares of the Company’s Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion: _________________________

Signature___________________________________________________________________

[Name]

Address:__________________________________________________________________

_______________________________________________________________________